As filed with the Securities and Exchange Commission on November 3, 2020

Registration No. 333-179075

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-179075

UNDER

THE SECURITIES ACT OF 1933

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1032470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Fifth Floor, Waterloo Exchange,

Waterloo Road, Dublin 4, Ireland

011-353-1-634-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jazz Pharmaceuticals plc 2011 Equity Incentive Plan

Jazz Pharmaceuticals plc 2007 Equity Incentive Plan

Jazz Pharmaceuticals plc 2003 Equity Incentive Plan

Jazz Pharmaceuticals plc 2007 Employee Stock Purchase Plan

Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan

Jazz Pharmaceuticals plc Amended and Restated Directors Deferred Compensation Plan

(Full titles of the plans)

Bruce C. Cozadd

Chairman and Chief Executive Officer

Jazz Pharmaceuticals plc

c/o Jazz Pharmaceuticals, Inc.

3170 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Chadwick L. Mills, Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111-5800

(415) 693-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

Jazz Pharmaceuticals plc (the “Registrant”) previously registered its ordinary shares, nominal value $0.0001 per share (“Ordinary Shares”), under a Registration Statement on Form S-8 (File No. 333-179075) filed with the U.S. Securities and Exchange Commission on January 18, 2012 (the “Registration Statement”), concerning Ordinary Shares issuable by the Registrant pursuant to various of its equity compensation plans. The Registrant is filing this post-effective amendment to the Registration Statement (this “Post-Effective Amendment”) in order to deregister Ordinary Shares registered under the Registration Statement and that remain unsold under the Registrant’s 2007 Equity Incentive Plan and the Registrant’s Amended and Restated Directors Deferred Compensation Plan (together, the “Terminated Plans”) because the Terminated Plans have been terminated and all Ordinary Shares that were issuable under the Terminated Plans have been issued or the relevant awards thereunder have expired. The number of Ordinary Shares originally registered and that remain unsold under the Terminated Plans is set forth in the table below. The Ordinary Shares that were registered under the Registration Statement relating to the Registrant’s 2011 Equity Incentive Plan, 2003 Equity Incentive Plan, 2007 Employee Stock Purchase Plan, and Amended and Restated 2007 Non-Employee Directors Stock Option Plan (collectively, the “Continuing Plans”) are not being deregistered pursuant to this Post-Effective Amendment. Accordingly, this deregistration relates solely to the unsold Ordinary Shares under the Terminated Plans.

Registration Statement Number	Date Filed with the SEC	Name of Equity Plan or Agreement	Number of Ordinary Shares Originally Registered	Number of Ordinary Shares Deregistered Hereby
333-179075*	1/18/2012	2007 Equity Incentive Plan	3,997,394	880,150
		Amended and Restated Directors Deferred Compensation Plan	187,657	163,816

*

This deregistration relates solely to the unsold Ordinary Shares under the Terminated Plans. The Ordinary Shares related to the Continuing Plans that were registered pursuant to the Registration Statement are not being deregistered pursuant to this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The following exhibits are filed as part of this Post-Effective Amendment:

Exhibit No.	Description of Document

24.1	Power of Attorney (included in the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on November 3, 2020.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Bruce C. Cozadd
Bruce C. Cozadd
Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce C. Cozadd, Neena M. Patil and Patricia Carr, and each or any of them, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including this Post-Effective Amendment filed herewith) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and generally to do all such things in his or her name and behalf in their capacities as officers and directors to enable Jazz Pharmaceuticals plc to comply with the provisions of the Securities Act of 1933 and all requirements of the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Bruce C. Cozadd	Chairman, Chief Executive Officer and Director	November 3, 2020
Bruce C. Cozadd	(Principal Executive Officer and Authorized Representative in the United States)

/s/ Renée Galá	Executive Vice President and Chief Financial Officer	November 3, 2020
Renée Galá	(Principal Financial Officer)

/s/ Patricia Carr	Vice President, Finance	November 3, 2020
Patricia Carr	(Principal Accounting Officer)

/s/ Paul L. Berns	Director	November 3, 2020
Paul L. Berns

/s/ Patrick G. Enright	Director	November 3, 2020
Patrick G. Enright

/s/ Peter Gray	Director	November 3, 2020
Peter Gray

/s/ Heather Ann McSharry	Director	November 3, 2020
Heather Ann McSharry

/s/ Seamus C. Mulligan	Director	November 3, 2020
Seamus C. Mulligan

/s/ Kenneth W. O’Keefe	Director	November 3, 2020
Kenneth W. O’Keefe

/s/ Anne O’Riordan	Director	November 3, 2020
Anne O’Riordan

/s/ Norbert G. Riedel, Ph.D.	Director	November 3, 2020
Norbert G. Riedel, Ph.D.

/s/ Elmar Schnee	Director	November 3, 2020
Elmar Schnee

/s/ Catherine A. Sohn, Pharm.D.	Director	November 3, 2020
Catherine A. Sohn, Pharm.D.

/s/ Rick E Winningham	Director	November 3, 2020
Rick E Winningham